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                                                                   EXHIBIT 23(a)


                         INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Tenet Healthcare Corporation:



We consent to the incorporation by reference in the registration statement on Form S-8 of Tenet Healthcare Corporation of our reports dated July 25, 2000, relating to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three year period ended May 31, 2000, and the related schedule, which reports appear or are incorporated by reference in the May 31, 2000 annual report on Form 10-K of Tenet Healthcare Corporation.

Our reports refer to a change in the method of accounting for start-up costs in fiscal 2000.

                                            /s/ KPMG LLP


Los Angeles, California
October 23, 2000